UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 22, 2014

Toll Brothers, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09186	23-2416878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Gibraltar Road, Horsham, PA		19044
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (215) 938-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
On October 22, 2014, Toll Brothers, Inc. (the “Registrant”) and its wholly-owned subsidiary, First Huntingdon Finance Corp. (the “Borrower,” and together with the Registrant, the “Company”), voluntarily terminated, effective October 28, 2014, its 364-day senior unsecured revolving credit facility. The credit facility was governed by a credit agreement dated as of February 4, 2014 (the “Credit Agreement”), by and among the Company, the lenders party thereto and Citibank, N.A. (“Citibank”), as administrative agent.
The Credit Agreement provided for an unsecured revolving credit facility (the “Revolving Credit Facility”) to be made available to the Borrower, from time to time prior to the scheduled termination date of the Revolving Credit Facility, in the amount of $500 million (“Aggregate Revolving Credit Commitment”). The Revolving Credit Facility was originally scheduled to terminate, and any amounts owing under the Revolving Credit Facility would have become due and payable, on February 3, 2015. Pursuant to the terms of the Credit Agreement, the Company was permitted to terminate the Revolving Credit Facility, without penalty, at any time prior to the scheduled termination date. The Company has not drawn any amounts under the Revolving Credit Facility.
The Credit Agreement provided that the Company could select interest rates for the Revolving Credit Facility equal to (i) LIBOR plus an applicable margin, (ii) the base rate (which is defined as the greatest of (a) Citibank’s prime rate, (b) the federal funds effective rate plus 1/2 of 1% and (c) one-month LIBOR plus 1%) plus an applicable margin or (iii) the federal funds / Euro rate (which is defined as the greater of (a) the sum of the federal funds effective rate plus an applicable margin plus 0.25% and (b) one-month LIBOR), with the applicable margin, in each case, based on the Registrant’s leverage ratio. The Company was obligated to pay an undrawn commitment fee, which was based on the average daily unused amount of the Aggregate Revolving Credit Commitment and the Registrant’s leverage ratio.
Under the terms of the Credit Agreement, the Registrant was not permitted to allow its maximum leverage ratio (as defined in the Credit Agreement) to exceed 1.75:1.00 and was required to maintain a tangible net worth (as defined in the Credit Agreement) of no less than approximately $2.22 billion (subject to adjustments as provided in the Credit Agreement). The Revolving Credit Facility was subject to acceleration upon certain specified events of default, including failure to make timely payments, breaches of representations or covenants, failure to pay other material indebtedness, or another person or group becoming beneficial owner of 50% or more of the Registrant’s outstanding voting stock.
The Registrant and substantially all of its 100% owned home building subsidiaries were guarantors under the Credit Agreement.
Citibank, Deutsche Bank AG New York Branch, The Royal Bank of Scotland PLC, SunTrust Bank and PNC, National Association, each a participant in the Revolving Credit Facility, currently provide, and they and other participants may in the future provide, other general banking services to the Company.
The foregoing summary of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which was filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 5, 2014 and is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLL BROTHERS, INC.

Dated:	October 27, 2014	By:	/s/ Joseph R. Sicree
Joseph R. Sicree Senior Vice President, Chief Accounting Officer